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                                                                  Exhibit 2.1

                             AGREEMENT AND PLAN OF MERGER

                                        AMONG

                            WEBSTER FINANCIAL CORPORATION

                              WEBSTER ACQUISITION CORP.,

                                 AND DS BANCOR, INC.


                                   October 7, 1996






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                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I
                                  THE MERGER................................  1
    1.1  The Merger.........................................................  1
    1.2  Effective Time.....................................................  2
    1.3  Effects of the Merger..............................................  2
    1.4  Conversion of DS Bancor Common Stock...............................  2
    1.5  Conversion of Merger Sub Common Stock..............................  3
    1.6  Options............................................................  3
    1.7  Certificate of Incorporation.......................................  4
    1.8  By-Laws............................................................  4
    1.9  Directors and Officers.............................................  4
    1.10 Tax Consequences...................................................  5

ARTICLE II
                             EXCHANGE OF SHARES.............................  5
    2.1  Webster to Make Shares Available...................................  5
    2.2  Exchange of Shares.................................................  5

ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF DS BANCOR...................  7
    3.1  Corporate Organization.............................................  7
    3.2  Capitalization.....................................................  8
    3.3  Authority; No Violation............................................  9
    3.4  Consents and Approvals............................................. 10
    3.5  Loan Portfolio; Reports............................................ 11
    3.7  Broker's Fees...................................................... 13
    3.8  Absence of Certain Changes or Events............................... 13
    3.9  Legal Proceedings.................................................. 13
    3.10 Taxes and Tax Returns.............................................. 14
    3.11 Employee Plans..................................................... 14
    3.12 Certain Contracts.................................................. 16
    3.13 Agreements with Regulatory Agencies................................ 16
    3.14 State Takeover Laws................................................ 17
    3.15 Environmental Matters.............................................. 17
    3.16 Reserves for Losses................................................ 18
    3.17 Properties and Assets.............................................. 18
    3.18 Insurance.......................................................... 19
    3.19 Liquidation Account................................................ 20
    3.20 Compliance with Applicable Laws.................................... 20


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    3.21 Loans.............................................................. 20
    3.22 Affiliates; Certain Executive Officers............................. 21
    3.23 Ownership of Webster Common Stock.................................. 22

ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF WEBSTER................ 22
    4.1  Corporate Organization............................................. 22
    4.2  Capitalization..................................................... 23
    4.3  Authority; No Violation............................................ 23
    4.4  Regulatory Approvals............................................... 25
    4.5  Financial Statements; Exchange Act Filings; Books and Records...... 26
    4.6  Absence of Certain Changes or Events............................... 27
    4.7  Compliance with Applicable Law..................................... 27
    4.8  Ownership of DS Bancor Common Stock; Affiliates and Associates..... 27
    4.9  Employee Benefit Plans............................................. 28
    4.10 Agreements with Regulatory Agencies................................ 28
    4.11 Reserves for Losses................................................ 28
    4.12 Legal Proceedings.................................................. 29

ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS................ 29
    5.1  Covenants of DS Bancor............................................. 29
    5.2  Covenants of Webster............................................... 33

ARTICLE VI
                             ADDITIONAL AGREEMENTS.......................... 34
    6.1  Regulatory Matters................................................. 34
    6.2  Access to Information.............................................. 35
    6.3  Shareholder Meetings............................................... 36
    6.4  Legal Conditions to Merger......................................... 37
    6.5  Publication of Combined Financial Results.......................... 37
    6.6  Stock Exchange Listing............................................. 37
    6.7  Employee Plans..................................................... 37
    6.8  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE................ 38
    6.9  Subsequent Interim and Annual Financial Statements................. 40
    6.10 Additional Agreements.............................................. 40
    6.11 Advice of Changes.................................................. 40
    6.12 Current Information................................................ 41
    6.13 Execution and Authorization of Bank Merger Agreement............... 41
    ........................................................................ 41
    6.14 Change in Structure................................................ 41

ARTICLE VII


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                             CONDITIONS PRECEDENT........................... 42
    7.1  Conditions to Each Party's Obligation To Effect the Merger......... 42
    7.2  Conditions to Obligations of Webster and Merger Sub................ 43
    7.3  Conditions to Obligations of DS Bancor............................. 45

ARTICLE VIII
                          TERMINATION AND AMENDMENT......................... 46
    8.1  Termination........................................................ 46
    8.2  Effect of Termination.............................................. 48
    8.3  Amendment.......................................................... 48
    8.4  Extension; Waiver.................................................. 48

ARTICLE IX
                              GENERAL PROVISIONS............................ 49
    9.1  Closing............................................................ 49
    9.2  Nonsurvival of Representations, Warranties and Agreements.......... 49
    9.3  Expenses; Breakup Fee.............................................. 49
    9.4  Notices............................................................ 49
    9.5  Interpretation..................................................... 50
    9.6  Counterparts....................................................... 51
    9.7  Entire Agreement................................................... 51
    9.8  Governing Law...................................................... 51
    9.9  Enforcement of Agreement........................................... 51
    9.10 Severability....................................................... 51
    9.11 Publicity.......................................................... 52
    9.12 Assignment; Limitation of Benefits................................. 52
    9.13 Additional Definitions............................................. 52


EXHIBITS:

    A    -    Articles of Merger - Bank Merger Agreement
    B    -    Option Agreement
    C    -    Stockholders Agreement


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                             AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER, dated as of October 7, 1996, by and among Webster Financial Corporation, a Delaware corporation ("Webster"), Webster Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Webster ("Merger Sub"), and DS Bancor, Inc., a Delaware corporation ("DS Bancor"). (DS Bancor and Merger Sub are herein sometimes collectively referred to herein as the "Constituent Corporations".)

    WHEREAS, the Boards of Directors of Webster and DS Bancor have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into DS Bancor, with DS Bancor being the Surviving Corporation (as defined) and becoming a wholly-owned subsidiary of Webster and immediately following said Merger, Webster intends that the Surviving Corporation will merge with and into Webster (the "Subsidiary Merger"); and

    WHEREAS, prior to the consummation of the Merger, Webster and DS Bancor will respectively cause Webster Bank, a federal savings bank and wholly-owned subsidiary of Webster, and Derby Savings Bank ("Derby"), a Connecticut chartered state savings bank and wholly-owned subsidiary of DS Bancor, to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), providing for the merger (the "Bank Merger") of Derby with and into Webster Bank, and it is intended that the Bank Merger be consummated immediately after consummation of the Merger and the Subsidiary Merger; and

    WHEREAS, as an inducement to Webster to enter into this Agreement, DS Bancor will enter into an option agreement, in the form attached hereto as Exhibit B (the "Option Agreement"), with Webster immediately following the execution of this Agreement pursuant to which DS Bancor will grant Webster options to purchase, under certain circumstances, an aggregate of 564,296 newly issued shares of common stock, par value $1.00 per share, of DS Bancor upon the terms and conditions therein contained; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                      ARTICLE I
                                      THE MERGER

    1.1  THE MERGER.

    Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2


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hereof), Merger Sub shall merge into DS Bancor, with DS Bancor being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger and becoming a wholly-owned subsidiary of Webster. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.


    1.2  EFFECTIVE TIME.

    The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of Delaware (the "Secretary of State") on the Closing Date . The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Certificate of Merger.


    1.3  EFFECTS OF THE MERGER.

    At and after the Effective Time, the Merger shall have the effects set forth in Section 259 and 261 of the DGCL.


    1.4  CONVERSION OF DS BANCOR COMMON STOCK.

         (a) At the Effective Time, subject to Sections 2.2(e), 1.4(b) and 8.1(h) hereof, each share of the common stock, par value $1.00 per share, of DS Bancor (the "DS Bancor Common Stock") issued and outstanding prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for that number of shares of Webster Common Stock, par value $.01 per share, determined by dividing $43.00 by the Base Period Trading Price (as defined below), as may be adjusted as provided below, computed to five decimal places (the "Exchange Ratio"); provided, however, if the Base Period Trading Price shall be greater than $38.50, the Exchange Ratio shall be 1.11688; provided, further, however, that if the Base Period Trading Price shall be less than $31.50, the Exchange Ratio shall be 1.36508. The number of shares of Webster Common Stock issuable with respect to each share of DS Bancor Common Stock, as determined as set forth herein, is called the "Merger Consideration." For purposes of this Agreement, the term "Base Period Trading Price" shall mean the average of the daily closing prices per share for Webster Common Stock for the 15 consecutive trading days which shares of Webster Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market System) ending on the day preceding the receipt of the last required federal bank regulatory approval (such period herein called the "Base Period"). All of the shares of DS Bancor Common Stock converted into Webster Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of DS Bancor Common Stock shall thereafter represent the right to receive
(i) the number of whole shares of Webster Common Stock and (ii) cash in


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lieu of fractional shares into which the shares of DS Bancor Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of DS Bancor Common Stock shall be exchanged for certificates representing whole shares of Webster Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance
with Section 2.2 hereof, without any interest thereon.   If prior to the
Effective Time Webster should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

         (b) At the Effective Time, all shares of DS Bancor Common Stock that are owned by DS Bancor as treasury stock and all shares of DS Bancor Common Stock that are owned directly or indirectly by Webster or DS Bancor or any of their respective Subsidiaries (other than shares of DS Bancor Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Webster Common Stock which are similarly held, whether held directly or indirectly by Webster or DS Bancor, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of DS Bancor Common Stock held by Webster or DS Bancor or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of DS Bancor Common Stock, and shares of Webster Common Stock which are similarly held, whether held directly or indirectly by Webster or DS Bancor, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of Webster or other consideration shall be delivered in exchange therefor. All shares of Webster Common Stock that are owned by DS Bancor or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Webster.


    1.5  CONVERSION OF MERGER SUB COMMON STOCK.

    Each of the shares of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation.


    1.6  OPTIONS.

    At the Effective Time, each option granted by DS Bancor to purchase shares of DS Bancor Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Webster Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Derby Savings Bank Stock Option Plan, as amended (the "1985 Option Plan") or the DS Bancor, Inc. 1994 Stock Option Plan (the "1994 Option Plan") (the 1985 Option Plan and the 1994 Option Plan, collectively, "DS Bancor Stock Plans");


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         (1)  The number of shares of Webster Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of DS Bancor Common Stock subject to the option immediately before the effective time, multiplied by the Exchange Ratio, provided that any fractional shares of Webster Common Stock resulting from such multiplication shall be rounded down to the nearest share;

         (2) The exercise price per share of Webster Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of DS Bancor Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent; and

         (3) For purposes of the DS Bancor Stock Plans, service as an advisory director of Webster Bank shall be deemed to be service.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to DS Bancor in the 1994 Plan and all references to Derby Savings Bank in the 1985 Plan (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Webster.


    1.7  CERTIFICATE OF INCORPORATION.

    At the Effective Time, the Certificate of Incorporation of DS Bancor, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.


    1.8  BY-LAWS.

    At the Effective Time, the By-Laws of DS Bancor, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.


    1.9  DIRECTORS AND OFFICERS.

    At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. Two directors of DS Bancor, to be selected by the Board of Directors of Webster, shall be invited to serve as additional members of the Board of Directors of Webster, one of whom shall serve until Webster's 1998 annual meeting, one of whom shall serve until Webster's 1999 annual meeting


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and one of whom shall be renominated when his or her term expires.  Webster
Bank's Board of Directors will be expanded after the Bank Merger to add such two additional directors. In addition, the directors of DS Bancor serving immediately prior to the Effective Time, including the two directors who will serve on the Board of Directors of Webster, will be invited to serve on an advisory board to Webster Bank after the Bank Merger for a period of 24 months. Such advisory directors will each be paid for such service up to $50,000 based on a quarterly retainer of $4,750 and quarterly meeting attendance fees of $1,500 for each meeting attended, provided, however, that while any such advisory director also serves as a director of Webster such director shall not receive any compensation as an advisory director pursuant hereto.


    1.10 TAX CONSEQUENCES.

    It is intended that the Merger, either alone or in conjunction with the Subsidiary Merger, shall constitute a reorganization within the meaning of
Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.


                                      ARTICLE II
                                  EXCHANGE OF SHARES

    2.1  WEBSTER TO MAKE SHARES AVAILABLE.

    At or prior to the Effective Time, Webster shall deposit, or shall cause to be deposited, with Webster's transfer agent, American Stock Transfer & Trust Company, or such other bank or trust company as Webster may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Webster Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Webster Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of DS Bancor Common Stock.


    2.2  EXCHANGE OF SHARES.

         (a) As soon as practicable after the Effective Time, and in no event later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Webster Common Stock and the cash in lieu of fractional shares into which the shares of DS Bancor Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. DS Bancor shall have the right to review both the letter of transmittal and the


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instructions.  Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Webster Common Stock to which such holder of DS Bancor Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

         (b) No dividends or other distributions declared after the Effective Time with respect to Webster Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Article II.  After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Webster Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Webster Common Stock into which his DS Bancor Common Stock shall have been converted.

         (c) If any certificate representing shares of Webster Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Webster Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) After the Effective Time, there shall be no transfers on the stock transfer books of DS Bancor of the shares of DS Bancor Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Webster Common Stock as provided in this
Article II.

         (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Webster Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Webster Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder


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of Webster.  In lieu of the issuance of any such fractional share, Webster shall pay to each former shareholder of DS Bancor who otherwise would be entitled to receive a fractional share of Webster Common Stock an amount in cash determined by multiplying (i) the average, without respect to the number of shares traded, of the high and low sales prices of Webster Common Stock as reported on the Nasdaq National Market (or any other securities exchange on which Webster Common Stock is then traded) for the five trading days immediately preceding the fifth trading day before the Closing Date by (ii) the fraction of a share of Webster Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

         (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of DS Bancor for twelve months after the Effective Time shall be returned to Webster. Any shareholders of DS Bancor who have not theretofore complied with this Article II shall thereafter look only to Webster for payment of their shares of Webster Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Webster Common Stock deliverable in respect of each share of DS Bancor Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Webster, DS Bancor, the Exchange Agent or any other person shall be liable to any former holder of shares of DS Bancor Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Webster, the posting by such person of a bond in such amount as Webster may reasonably direct as indemnity against claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Webster Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                     ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF DS BANCOR

    Except as set forth in a disclosure schedule which is being delivered to Webster concurrently herewith (the "DS Bancor Disclosure Schedule"), DS Bancor hereby represents and warrants to Webster and Merger Sub as follows:

    3.1  CORPORATE ORGANIZATION.

         (a) DS Bancor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DS Bancor has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material


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properties or assets owned or leased by it makes such licensing or qualification necessary. DS Bancor is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Banking Holding Company Act of 1956, as amended ("BHCA"). The Certificate of Incorporation and By-Laws of DS Bancor, copies of which have previously been delivered to Webster, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

         (b) Derby is a state chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. The deposit accounts of Derby are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Derby. Derby is the only subsidiary of DS Bancor that is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). Derby has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. The Certificate of Incorporation and By-Laws of Derby, copies of which have previously been delivered to Webster, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.


    3.2  CAPITALIZATION.

         (a) The authorized capital stock of DS Bancor consists of 6,000,000 shares of DS Bancor Common Stock and 2,000,000 shares of serial preferred stock, no par value (the "DS Bancor Preferred Stock"). As of the date hereof, there are (x) 3,031,527 shares of DS Bancor Common Stock issued and outstanding and an additional 339,500 shares of DS Bancor Common Stock held in DS Bancor's treasury, (y) no shares of DS Bancor Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 453,080 shares of DS Bancor Common Stock reserved for issuance pursuant to the DS Bancor Stock Plans (of which options for 398,058 shares are currently outstanding) and
(ii) 564,296 shares of DS Bancor Common Stock reserved for issuance upon exercise of the option to be issued to Webster pursuant to the Option Agreement, and (z) no shares of DS Bancor Preferred Stock issued or outstanding, held in DS Bancor's treasury or reserved for issuance upon exercise of outstanding stock
options or otherwise.   All of the issued and outstanding shares of DS Bancor
Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Option Agreement, DS Bancor does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DS Bancor Common Stock or DS Bancor Preferred Stock or any other equity security of DS Bancor or any securities representing the right to purchase or otherwise receive any shares of DS Bancor Common Stock or any other


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equity security of DS Bancor.  The names of the optionees, the date of each option to purchase DS Bancor Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the DS Bancor Stock Plan are set forth in Section 3.2(a) of the DS Bancor Disclosure Schedule. Since December 31, 1995 DS Bancor has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of director or employee stock options granted prior to June 30, 1996, under the DS Bancor Stock Plans.

         (b) Section 3.2(b) of the DS Bancor Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of DS Bancor as of the date of this Agreement. DS Bancor owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No DS Bancor Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.


    3.3  AUTHORITY; NO VIOLATION.

         (a) DS Bancor has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the
transactions contemplated hereby and thereby.   The execution and delivery of
this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of DS Bancor. The Board of Directors of DS Bancor has directed that this Agreement and the transactions contemplated hereby be submitted to DS Bancor's shareholders for approval at a special meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of DS Bancor's shareholders, no other corporate proceedings on the part of DS Bancor (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby.
This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by DS Bancor and (assuming due authorization, execution and delivery by Webster and Merger Sub of this Agreement and by Webster of the Option Agreement) will constitute valid and binding obligations of DS Bancor, enforceable against DS Bancor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Derby has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Derby and by DS Bancor as the sole shareholder of Derby. No other corporate proceedings on the part of Derby will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Derby, will be duly and validly executed and delivered by Derby and will (assuming due authorization, execution and delivery by Webster Bank) constitute a valid and binding obligation of Derby, enforceable against Derby in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (c) Neither the execution and delivery of this Agreement and the Option Agreement by DS Bancor or the Bank Merger Agreement by Derby, nor the consummation by DS Bancor or Derby, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by DS Bancor or Derby with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of DS Bancor or the Certificate of Incorporation or By-Laws of Derby, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to DS Bancor or Derby, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of DS Bancor or Derby under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DS Bancor or Derby is a party, or by which they or any of their respective properties or assets may be bound or affected.


    3.4  CONSENTS AND APPROVALS.

         (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Bank Merger with the FRB under the BHCA and the Office of Thrift Supervision ("OTS") under the Home Owners Loan Act of 1933 ("HOLA") and the Bank Merger Act and approval of such applications and notices,
(ii) the filing of any required applications or notices with the FDIC and OTS as to the subsidiary activities of Derby which become service corporation or operating subsidiaries of Webster Bank and approval of such applications and notices, (iii) the filing of applications and notices with the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner") and approval of such applications and notices as to the Merger and the Bank Merger (the "State Banking Approvals"), (iv) the filing with the Connecticut Commissioner of an acquisition statement pursuant to Section 36a-184 of the Banking Law of the State of Connecticut prior to the acquisition of more than 10% of the DS Bancor Common Stock pursuant to the Option Agreement, if not exempt, (v) the filing with the SEC of a registration statement on Form S-4 to register the shares of Webster Common Stock to be issued in connection with the Merger (including the shares of Webster Common Stock that may be issued upon the exercise of the options referred to in Section 1.6 hereof), which will include the joint proxy statement/prospectus to be used in soliciting the approval of DS Bancor's shareholders at a special meeting to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement/Prospectus"),
(vi) the approval of this Agreement by the requisite vote of the shareholders of DS Bancor, (vii) the approval for the issuance of Webster Common Stock hereunder by a majority of shares of Webster Common Stock voted at a meeting of Webster shareholders at which a quorum is present, (viii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (ix) the filings required by the Bank Merger Agreement, (x) the filings required for the Subsidiary Merger, and (xi) such filings, authorizations or approvals as may be set forth in Section 3.4 of the DS Bancor Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with
(1) the execution and delivery by DS Bancor of this Agreement and the Option Agreement, (2) the consummation by DS Bancor of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Derby of the Bank Merger Agreement, (4) the consummation by DS Bancor of the Option Agreement; and (5) the consummation by Derby of the Bank Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a material adverse effect on the ability of Webster to consummate the transactions contemplated hereby.

         (b) DS Bancor hereby represents to Webster that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.


    3.5  LOAN PORTFOLIO; REPORTS.

         (a) As of September 30, 1996 and thereafter through and including the date of this Agreement, neither DS Bancor nor Derby is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer or five percent or greater shareholder of DS Bancor or any of its Subsidiaries, or any Affiliated Person (as defined in Section 9.13) of the foregoing.

         (b) DS Bancor and Derby have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 1996 with (i) the FRB, (ii) the FDIC, (iii) the Connecticut Commissioner and any other state banking commissions or any other state regulatory authority (each a "State Regulator"), (iv) the SEC and (v) any other self-regulatory organization ("SRO") (collectively "Regulatory Agencies"). Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of DS Bancor and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of DS Bancor or Derby since September 30, 1993.


    3.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

    DS Bancor has previously delivered to Webster true, correct and complete copies of (a) the consolidated statements of position of DS Bancor and its Subsidiaries as of December 31 for the fiscal years 1993 and 1994, and 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows for the fiscal years 1992 through 1995, inclusive, as reported in DS Bancor's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Friedberg, Smith & Co., P.C., independent public accountants with respect to DS Bancor, and
(b) the unaudited consolidated statements of position of DS Bancor and its Subsidiaries as of June 30, 1996 and the related comparative unaudited consolidated statements of earnings, cash flows and changes in stockholders' equity for the six month periods ended June 30, 1996 and 1995 as reported in DS Bancor's Quarterly Report on Form 10-Q filed with the SEC under the Exchange Act. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of DS Bancor and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. DS Bancor's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and all subsequently filed reports under Sections 13(a), 13 (c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and DS Bancor has previously delivered to Webster true, correct and complete copies of such reports. The books and records of DS Bancor and Derby have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

    3.7  BROKER'S FEES.

    Neither DS Bancor nor any DS Bancor Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that DS Bancor has engaged, and will pay a fee or commission to Alex. Brown & Sons Incorporated in accordance with the terms of a letter agreement, as amended, between Alex. Brown & Sons Incorporated and DS Bancor, a true, complete and correct copy of which has been previously delivered by DS Bancor to Webster.


    3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

         (a) Except as disclosed in DS Bancor's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, or in any Current or Quarterly Report of DS Bancor on Form 8-K or Form 10-Q filed prior to the date of this Agreement, since December 31, 1995 (i) neither DS Bancor nor any of its Subsidiaries has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and
(ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect (as defined Section 9.13) on DS Bancor.

         (b) Since December 31, 1995 DS Bancor and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.


    3.9  LEGAL PROCEEDINGS.

         (a) Neither DS Bancor nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against DS Bancor or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other material effect upon DS Bancor or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of success.

         (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon DS Bancor, any of its Subsidiaries or the assets of DS Bancor or any of its Subsidiaries.

    3.10 TAXES AND TAX RETURNS.

    Each of DS Bancor and its Subsidiaries has duly filed all Federal and state tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material taxes and other governmental charges which have been incurred or are due or claimed to be due from it by Federal and state taxing authorities on or prior to the date hereof other than taxes or other charges (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 3.10 of the DS Bancor Disclosure Schedule and (b) which have not been finally determined. All liability with respect to the income tax returns of DS Bancor and its Subsidiaries has been satisfied for all years to and including 1995. The Internal Revenue Service ("IRS") has not notified DS Bancor of, or otherwise asserted, that there are any material deficiencies with respect to the income tax returns of DS Bancor subsequent to 1993. There are no material disputes pending, or claims asserted for, Taxes or assessments upon DS Bancor or any of its Subsidiaries, nor has DS Bancor or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal or state income tax return for any period. In addition, Federal and state returns which are accurate and complete in all material respects have been filed by DS Bancor and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Federal and state returns to be due and payable have been paid in full or adequate provision therefor has been included by DS Bancor in its consolidated financial statements as of December 31, 1995.


    3.11 EMPLOYEE PLANS.

         (a) Section 3.11 of the DS Bancor Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained as of the date of this Agreement (the "Plans") by DS Bancor or any of its Subsidiaries, all of which together with DS Bancor would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m)).

         (b) DS Bancor has heretofore delivered to Webster true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue

Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

         (c) (i) Each of the Plans has been operated and in all material respects administered in compliance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of DS Bancor or any DS Bancor Subsidiary beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of DS Bancor or any DS Bancor Subsidiary, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under the Title IV of ERISA has been incurred by DS Bancor or any DS Bancor Subsidiary that has not been satisfied in full, and no condition exists that presents a material risk to DS Bancor or any DS Bancor Subsidiary incurring a material liability thereunder, (vi) no Plan is a "multi employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by DS Bancor or any DS Bancor Subsidiary as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither DS Bancor nor any DS Bancor Subsidiary has engaged in a transaction in connection with which DS Bancor or any DS Bancor Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) to the knowledge of DS Bancor, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the plans or any trusts related thereto, and (x) all Plans (other than Plans providing for the payment of benefits from the general assets of DS Bancor or any DS Bancor Subsidiary) could be terminated as of the Effective Time without material liability; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by DS Bancor or any DS Bancor Subsidiary that would not be deductible under Code Sections 162(a)(1) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G; (xii) no "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or
Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any Plan; and (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

    3.12 CERTAIN CONTRACTS.

         (a) Neither DS Bancor nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Webster, DS Bancor, Derby, the Surviving Corporation, Webster Bank or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by DS Bancor or Derby, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. DS Bancor has previously delivered to Webster true, correct and complete copies of all employment, consulting and deferred compensation agreements to which DS Bancor or any of its Subsidiaries is a party. Section 3.12(a) of the DS Bancor Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of DS Bancor. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the DS Bancor Disclosure Schedule, is referred to herein as a "DS Bancor Contract," and neither DS Bancor nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any DS Bancor Contract.

         (b) (i) Each DS Bancor Contract is valid and binding and in full force and effect, (ii) DS Bancor and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each DS Bancor Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of DS Bancor or any of its Subsidiaries under any such DS Bancor Contract.


    3.13 AGREEMENTS WITH REGULATORY AGENCIES.

    Neither DS Bancor nor Derby is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the DS Bancor Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has DS Bancor or Derby been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    3.14 STATE TAKEOVER LAWS.

    The Board of Directors of DS Bancor has approved the offer of Webster to enter into this Agreement, this Agreement, the Bank Merger Agreement and the Option Agreement such that the provisions of Section 203 of the DGCL Article 10 Subsection 4 and Article 12 Subsection 1 of DS Bancor's Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 4.8 hereof, apply to the offer to enter into this Agreement, this Agreement, the Bank Merger Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.


    3.15 ENVIRONMENTAL MATTERS.

         (a) Each of DS Bancor and the DS Bancor Subsidiaries is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

         (b) There is no suit, claim, action, proceeding, investigation or notice pending or to the knowledge of DS Bancor and Derby Savings Bank's executive officers or of such other officers who such executive officers deem appropriate as set forth on the DS Bancor Disclosure Schedule threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which DS Bancor or any DS Bancor Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant
(x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by DS Bancor or any DS Bancor Subsidiary;

         (c) To the knowledge of DS Bancor and Derby Savings Bank's executive officers or of such other officers who such executive officers deem appropriate as set forth on the DS Bancor Disclosure Schedule, during the period of DS Bancor's or any DS Bancor Subsidiary's ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

         (d) To the knowledge of DS Bancor and Derby Savings Bank's executive officers or of such other officers who such executive officers deem appropriate as set forth on the DS Bancor Disclosure Schedule, neither DS Bancor nor any DS Bancor Subsidiary has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

         (e) For purposes of this section 3.15, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.


    3.16 RESERVES FOR LOSSES.

    All reserves or other allowances for possible losses reflected in DS Bancor's most recent financial statements referred to in Section 3.6 complied with all Laws and are adequate under GAAP. Neither DS Bancor nor Derby has been notified by the OTS, the FDIC, the Connecticut Commissioner or DS Bancor's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of DS Bancor or Derby in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the OTS, the FDIC, the Connecticut Commissioner or DS Bancor's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of DS Bancor or Derby. DS Bancor has previously furnished Webster with a complete list of all extensions of credit and other real estate owned ("OREO") that have been classified by any bank examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. DS Bancor agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1. All OREO held by DS Bancor or Derby is being carried net of reserves at the lower of cost or net realizable value.


    3.17 PROPERTIES AND ASSETS.

    Section 3.17 of the DS Bancor Disclosure Schedule lists (i) all real property owned by DS Bancor and each DS Bancor Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which DS Bancor or any DS Bancor Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which DS Bancor or any DS Bancor Subsidiary is a party; and (iv) all items of DS Bancor's or any DS
Bancor Subsidiary's tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $25,000 or more.
Except for (a) items reflected in DS Bancor's consolidated financial statements as of December 31, 1995 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with DS Bancor's or any DS

Bancor Subsidiary's use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 1995, and (e) items listed in Section 3.17 of the DS Bancor Disclosure Schedule, DS Bancor and each DS Bancor Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, reflected in its consolidated financial statements of DS Bancor as of December 31, 1995, free and clear of all liens, claims, charges and other encumbrances. DS Bancor and each DS Bancor Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and there has not occurred under any such lease any material breach, violation or default by DS Bancor or Derby, and neither DS Bancor nor any DS Bancor Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 1995. All properties and assets used by DS Bancor and each DS Bancor Subsidiary are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. DS Bancor and each DS Bancor Subsidiary enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which DS Bancor or any DS Bancor Subsidiary is a party are valid and binding obligations in accordance with the terms thereof. Neither DS Bancor nor any DS Bancor Subsidiary is in material default with respect to any such lease, and there has occurred no default by DS Bancor or Derby or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by DS Bancor or any DS Bancor Subsidiary of any of the property owned, leased, or occupied by them.


    3.18 INSURANCE.

    Section 3.18 of the DS Bancor Disclosure Schedule contains a true, correct and complete a list of all insurance policies and bonds maintained by DS Bancor and any DS Bancor Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of DS Bancor and any DS Bancor Subsidiary) are in full force and effect and have been in full force and effect. As of the date hereof, neither DS Bancor nor any DS Bancor Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by DS Bancor and DS Bancor Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of DS Bancor and the DS Bancor Subsidiaries, and is sufficient for compliance by DS Bancor and the DS Bancor Subsidiaries with all requirements of Law and agreements to which DS Bancor or any of the DS Bancor Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds reflected at
Section 3.18 of the DS Bancor Disclosure Statement, as in effect on the date hereof, have been delivered to Webster.


    3.19 LIQUIDATION ACCOUNT.

    The liquidation account established by Derby in connection with its conversion from the mutual to stock form has been eliminated as provided under Connecticut law.

    3.20 COMPLIANCE WITH APPLICABLE LAWS.

    Each of DS Bancor and any DS Bancor Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither DS Bancor nor any DS Bancor Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.


    3.21 LOANS.

    As of the date hereof:

         (a) All loans owned by DS Bancor or any DS Bancor Subsidiary, or in which DS Bancor or any DS Bancor Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

         (b) All loans owned by DS Bancor or any DS Bancor Subsidiary, or in which DS Bancor or any DS Bancor Subsidiary has an interest, have been made or acquired by DS Bancor in accordance with board of director-approved loan policies and all of such loans are collectible, except to the extent reserves have been made against such loans in DS Bancor's consolidated financial statements at June 30, 1996 referred to in Section 3.6 hereof. Each of DS Bancor and each DS Bancor Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by DS Bancor and each DS Bancor Subsidiary are with full recourse to the borrowers, and each of DS Bancor and any DS Bancor Subsidiary has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. All loans purchased or originated by DS Bancor or any DS Bancor Subsidiary and subsequently sold by DS Bancor or any DS Bancor Subsidiary have been sold without recourse to DS Bancor or any DS Bancor Subsidiary and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of August 31, 1996 prepared by DS Bancor and each DS Bancor Subsidiary, which reports include all loans delinquent or otherwise in default, have been furnished to Webster. True, correct and complete copies of the currently effective lending policies and practices of DS Bancor and each DS Bancor Subsidiary also have been furnished to Webster.

         (c) Each outstanding loan participation sold by DS Bancor or any DS Bancor Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including DS Bancor or any DS Bancor Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to DS Bancor or any DS Bancor Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. DS Bancor and any DS Bancor Subsidiary have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

         (d) DS Bancor and each DS Bancor Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.


    3.22 AFFILIATES; CERTAIN EXECUTIVE OFFICERS.

    Each director and 5% or greater shareholder and any other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of DS Bancor has delivered to Webster, concurrently with the execution of this Agreement, a shareholders agreement in the form of Exhibit C hereto (the "Stockholders Agreement"). The Stockholders Agreement has been duly and validly executed and delivered by each person that is a party thereto (assuming due authorization, execution and delivery by Webster and/or DS Bancor, as applicable) and constitutes the valid and binding obligation of such person, enforceable against such person in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    3.23 OWNERSHIP OF WEBSTER COMMON STOCK.

    Neither DS Bancor nor any of its direct or indirect subsidiaries (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding or voting, any shares of outstanding capital stock of Webster.

                                      ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF WEBSTER

    Webster hereby represents and warrants to DS Bancor as follows:

    4.1  CORPORATE ORGANIZATION.

         (a) Webster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Webster has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Webster is duly registered as a savings and loan holding company with the OTS
under HOLA.   The Certificate of Incorporation and By-Laws of Webster, copies of which have previously been made available to DS Bancor, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

         (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (c) Webster Bank is a federal savings bank chartered by the OTS under the laws of the United States with its main office in the State of Connecticut. Webster Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on business as is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Charter and By-Laws of Webster Bank, copies of which have previously been made available to DS Bancor, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

    4.2  CAPITALIZATION.

         (a) The authorized capital stock of Webster consists of 14,000,000 shares of Webster Common Stock, of which 8,108,472 shares were outstanding (net of 394,424 treasury shares) at September 30, 1996 and 3,000,000 shares of serial preferred stock, par value $.01 per share ("Webster Preferred Stock"), of which 150,869 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Stock") were outstanding at September 30, 1996. At such date, there were options outstanding to purchase 596,940 shares of Webster Common Stock. All of the issued and outstanding shares of Webster Common Stock and Series B Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above, Webster does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Webster Common Stock or Webster Preferred Stock or any other equity securities of Webster or any securities presenting the right to purchase or otherwise receive any shares of Webster Common Stock or Webster Preferred Stock, other than a warrant to purchase 300,000 shares of Webster Common Stock issued to Fleet Financial Group and a contingent payment arrangement with Fleet Financial Group as described in the Form 8-K filed by Webster with the Securities and Exchange Commission for such event. The shares of Webster Common Stock to be issued pursuant to the Merger are authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding and owned by Webster free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.

         (c) The authorized capital stock of Webster Bank consists of 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding. The outstanding shares of common stock of Webster Bank are owned by Webster free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.


    4.3  AUTHORITY; NO VIOLATION.

         (a) Webster has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the
transactions contemplated hereby and thereby.   The execution and delivery of
this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Webster. No other corporate proceedings on the part of Webster are necessary to consummate the transactions contemplated hereby, except for the approval of this Agreement by a majority of shares of Webster Common Stock voted at a meeting of Webster's shareholders at which a quorum is present. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by Webster and (assuming due authorization, execution and delivery by DS Bancor) will constitute valid and binding obligations of Webster, enforceable against Webster in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

         (b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub and by Webster as the sole shareholder of Merger Sub. No other corporate proceedings on the part of Merger Sub will be necessary to consummate the transactions contemplated hereby. This Agreement, upon execution and delivery by Merger Sub, will be duly and validly executed and delivered by Merger Sub and will (assuming due authorization, execution and delivery by DS Bancor) constitute a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (c) Webster Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Webster Bank and by Webster as the sole shareholder of Webster Bank prior to the Effective Time. All corporate proceedings on the part of Webster Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Bank Merger Agreement, upon execution and delivery by Webster Bank, will be duly and validly executed and delivered by Webster Bank and will (assuming due authorization, execution and delivery by Derby) constitute a valid and binding obligation of Webster Bank, enforceable against Webster Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (d) Except as set forth in Section 4.3(d) of the disclosure schedule which is being delivered by Webster to DS Bancor concurrently herewith (the "Webster Disclosure Schedule"), neither the execution and delivery of this Agreement by Webster or Merger Sub, the Option Agreement by Webster or the Bank Merger Agreement by Webster Bank, nor the consummation by Webster, Merger Sub or Webster Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Webster, Merger Sub or

Webster Bank with any of the terms or provisions hereof or thereof, will
(i) violate any provision of the Certificate of Incorporation or ByLaws of Webster, the Certificate of Incorporation or By-Laws of Merger Sub or the Charter or By-Laws of Webster Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained,
(x) violate any Laws applicable to Webster, Merger Sub, Webster Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Webster, Webster Bank or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Webster, Webster Bank or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected.


    4.4  REGULATORY APPROVALS.

         (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Bank Merger with the FRB under the BHCA and the OTS under HOLA and the Bank Merger Act and approval of such applications and notices, (ii) the filing of any required applications or notices with the FDIC and OTS as to the subsidiary activities of Derby which become service corporation or operating subsidiaries of Webster Bank and approval of such applications and notices, (iii) the State Banking Approvals, (iv) the filing with the Connecticut Commissioner of an acquisition statement pursuant to
Section 36a-184 of the Banking Law of the State of Connecticut prior to the acquisition of more than 10% of the DS Bancor Common Stock pursuant to the Option Agreement, if not exempt, (v) the filing with the SEC of a registration statement on Form S-4 to register the shares of Webster Common Stock to be issued in connection with the Merger (including the shares of Webster Common Stock that may be issued upon the exercise of the options referred to in Section
1.6 hereof), which will include the Proxy Statement/Prospectus, (vi) the approval of this Agreement by the requisite vote of the shareholders of DS Bancor, (vii) the approval for the issuance of Webster Common Stock hereunder by a majority of shares of Webster Common Stock voted at a meeting of Webster's shareholders at which a quorum is present, (viii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (ix) the filings required by the Bank Merger Agreement, (x) the filings required for the Subsidiary Merger, and (xi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with Nasdaq (or such other exchange as may be applicable) in connection with the issuance of the shares of Webster Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (1) the execution and delivery by Webster and Merger Sub of this Agreement and the Option Agreement, (2) the consummation by Webster and Merger Sub of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Webster Bank of the Bank Merger Agreement, and (4) the consummation by Webster Bank of the transactions contemplated by the Bank Merger Agreement except for such consents, approvals or filings the failure of which to obtain will not have a material adverse effect on the ability of DS Bancor, Inc. to consummate the transactions contemplated thereby.

         (b) Webster hereby represents to DS Bancor that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

         (c) Webster and Webster Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1995, with (i) OTS, (ii) the Connecticut Commissioner and any other state banking commissions or any other state regulatory authority (each a "State Regulator"), (iii) the SEC and
(iv) any other self-regulatory organization ("SRO") (collectively "Regulatory Agencies"). Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Webster and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Webster since September 30, 1993.


    4.5  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

    Webster has previously delivered to DS Bancor true, correct and complete copies of (a) the consolidated balance sheets of Webster and its Subsidiaries as of December 31 for the fiscal years 1994 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in Webster's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Webster, and
(b) the unaudited consolidated balance sheet of Webster and its Subsidiaries as of June 30, 1996 and the related comparative unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three month periods then ended June 30, 1996 and 1995. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Webster and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Webster's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Webster has previously delivered to DS Bancor true, correct and complete copies of such reports. The books and records of Webster and First Federal have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.


    4.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    Except as may be set forth in Section 4.6 of the Webster Disclosure Schedule, or as disclosed in Webster's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, true, correct and complete copies of which have previously been delivered to DS Bancor, since December 31, 1995, no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Webster.


    4.7  COMPLIANCE WITH APPLICABLE LAW.

    Except as set forth in Section 4.7 of the Webster Disclosure Schedule, Webster and each Webster Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Except as set forth in Section 4.7 of the Webster Disclosure Schedule, neither Webster nor any Webster Subsidiary has received any notice of any alleged or, threatened claim, violation of or liability or potential responsibility under any such Laws that has not heretofore been cured and for which there is no remaining liability.


    4.8  OWNERSHIP OF DS BANCOR COMMON STOCK; AFFILIATES AND ASSOCIATES.

         (a) Neither Webster nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, more than five percent of the outstanding capital stock of DS Bancor, excluding the shares of DS Bancor Common Stock issuable pursuant to the Option Agreement to be executed subsequent to the execution of the Agreement.

         (b) Neither Webster nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL Section 203(c) (1)) or an "associate" (as such term is defined in DGCL Section 203(c) (2)) of DS Bancor.

    4.9  EMPLOYEE BENEFIT PLANS.

    Except as set forth in Section 4.9 of the Webster Disclosure Schedule, Webster's proxy statement for its 1996 Annual Meeting of Shareholders sets forth a true and complete description of each employee benefit plan arrangement or agreement that is maintained as of the date of this Agreement (the "Webster Plans") by Webster or any of its Subsidiaries, all of which together with Webster would be deemed a "single employer" within the meaning of Section 4001 of ERISA. Webster has heretofore made available for inspection, or delivered (if requested) to DS Bancor true, correct and complete copies of each of the Webster Plans. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any Webster Plan. The Webster Plans are in compliance in all material respects with the applicable requirements of ERISA and the Code.


    4.10 AGREEMENTS WITH REGULATORY AGENCIES.

    Except as set forth in Section 4.10 of the Webster Disclosure Schedule, neither Webster nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Webster, nor Webster Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.


    4.11 RESERVES FOR LOSSES.

    All reserves or other allowances for possible losses reflected in Webster's most recent financial statements referred to in Section 4.5 complied with all Laws, and Webster has not been notified by the OTS or Webster's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Webster in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the OTS or Webster's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Webster.


                                          28

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

    4.12 LEGAL PROCEEDINGS.

    Except as set forth in Section 4.12 of the Webster Disclosure Schedule, neither Webster nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal, administrative proceedings, claims, actions or governmental or regulatory investigations against Webster or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of success.


                                      ARTICLE V
                      COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1  COVENANTS OF DS BANCOR.

    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Option Agreement or with the prior written consent of Webster, DS Bancor and each DS Bancor Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. DS Bancor will use its reasonable efforts to (x) preserve its business organization and that of each DS Bancor Subsidiary intact, (y) keep available to itself and Webster the present services of the employees of DS Bancor and each DS Bancor Subsidiary and
(z) preserve for itself and Webster the goodwill of the customers of DS Bancor and each DS Bancor Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the DS Bancor Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Webster in writing, DS Bancor shall not, and shall not permit any DS Bancor Subsidiary to:

         (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for the payment of regular quarterly cash dividends by DS Bancor of $.06 per share on the DS Bancor Common Stock with declaration, record and payment dates corresponding to the quarterly dividends paid by DS Bancor during its fiscal year ended December 31, 1995 and except that any DS Bancor Subsidiary may declare and pay dividends and distributions to DS Bancor);

         (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the DS Bancor Stock Plan in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, and except pursuant to the Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof), any shares of the capital stock of DS Bancor or any DS Bancor Subsidiary, or


                                          29

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

any securities convertible into or exercisable for any shares of the capital stock of DS Bancor or any DS Bancor Subsidiary;

         (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of DS Bancor Common Stock pursuant to stock options or similar rights to acquire DS Bancor Common Stock granted pursuant to the DS Bancor Stock Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

         (d) amend its Certificate of Incorporation, By-Laws or other similar governing documents;

         (e) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold substantive discussions or negotiations with or provide any information to, any person, entity or group (other than Webster) concerning any Acquisition Transaction (as defined below) (an "Acquisition Transaction"). Notwithstanding the foregoing, DS Bancor may enter into discussions or negotiations or provide information in connection with a possible Acquisition Transaction if the Board of Directors of DS Bancor, following receipt of written advice of counsel, reasonably determines in the exercise of its fiduciary duty that such discussions or negotiations should be commenced or such information must be furnished. DS Bancor shall promptly communicate to Webster the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction. DS Bancor will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Webster with respect to any of the foregoing. As used in this Agreement, Acquisition Transaction shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer, (ii) merger, consolidation or other business combination involving DS Bancor or any DS Bancor Subsidiary, or (iii) the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets, out of the ordinary course of business, of, DS Bancor or Derby other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreement:

         (f) make capital expenditures aggregating in excess of $100,000, except for capital expenditures specified in DS Bancor's budget for the fiscal year ending December 31, 1996 (the "DS Bancor 1996 Budget"), a true, complete and correct copy of which has been provided to Webster prior to the date hereof;

         (g)  enter into any new line of business;


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

         (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

         (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in
Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

         (j) change its methods of accounting in effect at December 31, 1995 except as required by changes in GAAP or regulatory accounting principles as concurred to by DS Bancor's independent auditors;

         (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between DS Bancor or any DS Bancor Subsidiary and one or more of its current or former directors or officers or
(ii) except for annual increases in the compensation of employees in the ordinary course of business consistent with past practices (or in the case of Messrs. DiAdamo, Santoro and Wells annual increases consistent with past practices and not to exceed 6%) or except as required by applicable law,
(A) increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (B) except for arrangements related to legal services provided by Hoyle & Sponheimer, enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (C) hire any new employee at an annual compensation in excess of $50,000, (D) pay expenses of any non-employee directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, or (E) pay any retention or other bonuses to any employees other than (i) the nineteen persons identified on the DS Bancor Disclosure Schedule, in the aggregate and not to exceed $516,000, which retention bonuses shall be conditioned on such persons continuing employment with Webster Bank for a period of 120 days following the Effective Time or (ii) as otherwise mutually agreed upon by Webster;

    (l) except for short-term borrowings with a maturity of one year or less by Derby in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;


                                          31

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

    (m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

    (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

    (o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of DS Bancor or any DS Bancor Subsidiary;

    (p) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing, and which would not change the risk profile of Derby based on its existing deposit and primarily 1-4 family residential lending policies or make any equity investments;

    (q) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

    (r) originate (i) any loans except in accordance with existing Derby lending policies, (ii) unsecured consumer loans in excess of $10,000, (iii) commercial real estate first mortgage loans in excess of $250,000 as to any loan or $500,000 in the aggregate as to related loans, or loans to related persons, or (iv) land acquisition loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $100,000, except in each case for loans for which written applications have been received by Derby.;

    (s) make any investments in derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities;

    (t)  sell or purchase any mortgage loan servicing rights; or

    (u)  agree or commit to do any of the actions set forth in (a) - (t) above.

The consent of Webster to any action by DS Bancor or any DS Bancor Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the President or any Executive Vice President of Webster.

    5.2  COVENANTS OF WEBSTER.

    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with DS Bancor's prior written consent, Webster, and Webster Bank shall carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their present business organizations and relationships. Without limiting the generality of the foregoing and except as set forth on Section 5.2 of the Webster Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by DS Bancor, Webster shall not, and shall not permit Webster Bank to:

         (a) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock (except that Webster Bank may declare and pay extraordinary or special dividends and distributions to Webster and except that Webster may increase the quarterly cash dividend rate on the Webster Common Stock);

         (b) take any action that will result in (i) any of Webster's representations and warranties set forth in this Agreement being or becoming untrue, unless the failure of such representations or warranties to be true would not, individually or in the aggregate, have a Material Adverse Effect on Webster, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

         (c) change its methods of accounting in effect at December 31,1995, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Webster's independent auditors;

         (d) take any other action that would materially adversely affect or materially delay the ability of Webster to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Webster's and Webster Bank's ability to consummate the transactions contemplated by this Agreement;

         (e) purchase or acquire, directly or indirectly, a number of shares of DS Bancor equal to or greater than 5% of the issued and outstanding number of such shares of DS Bancor Common Stock; or

         (f) agree or commit to do any of the actions set forth in (a) - (e) above.


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

                                      ARTICLE VI
                                ADDITIONAL AGREEMENTS

    6.1  REGULATORY MATTERS.

         (a) Upon the execution and delivery of this Agreement, Webster and DS Bancor (as to information to be included therein pertaining to DS Bancor) shall promptly cause to be prepared and filed with the SEC a registration statement of Webster on Form S-4, including the Proxy Statement/Prospectus (the "Registration Statement") for the purpose of registering the Webster Common Stock to be issued in the Merger (including the Webster Common Stock that may be issued upon exercise of the options referred to in Section 1.6 hereof), and for soliciting the approval of this Agreement and the Merger by the shareholders of DS Bancor and for soliciting the approval by the shareholders of Webster for the issuance of the Webster Common Stock to DS Bancor's shareholders as part of the Merger. Webster and DS Bancor shall use their best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing.
DS Bancor shall cooperate with Webster in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement concerning DS Bancor. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to DS Bancor is discovered by DS Bancor, which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Prospectus/Proxy Statement, DS Bancor shall promptly so inform Webster, and shall furnish Webster with all necessary information relating to such event. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Webster is discovered by Webster, which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Prospectus/Proxy Statement, Webster shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Webster shall thereupon cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of the amendment to the Registration Statement with the SEC, DS Bancor (if prior to the meeting of DS Bancor's shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to DS Bancor's shareholders entitled to vote at such meeting. Webster shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement and DS Bancor shall furnish all information concerning DS Bancor and the holders of DS Bancor Common Stock as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). DS Bancor and Webster shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to DS Bancor or Webster, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

         (c) DS Bancor shall, upon request, furnish Webster with all information concerning DS Bancor and its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Webster or Webster Bank to any Governmental Entity in connection with the Merger, the Bank Merger or the other transactions contemplated by this Agreement.

         (d) Webster and DS Bancor shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.


    6.2  ACCESS TO INFORMATION.

         (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, DS Bancor shall, and shall cause each DS Bancor Subsidiary to, afford to the officers, employees, accountants, counsel and other representatives of Webster, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, DS Bancor shall, and shall cause each DS Bancor Subsidiary to, make available to Webster (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Webster may reasonably request. Two designated representatives of Webster shall be invited to attend all meetings of the boards of directors (except for the portion of such meetings which relate to the Merger or an Acquisition Transaction or such other matters deemed confidential by the Boards of Directors of DS Bancor or Derby) and such meetings of committees of the boards of directors and management of DS Bancor and each DS Bancor Subsidiary which pertains to ALCO and loan approvals. Webster will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement which Webster entered into with DS Bancor.

         (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Webster shall, and shall cause Webster Bank to, afford to the officers, employees, accountants, counsel and other representatives of DS Bancor, access, during normal business hours during the period prior to the Effective Time, to such information regarding Webster and Webster Bank as shall be reasonably necessary for DS Bancor to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for DS Bancor to confirm that the representations and warranties of Webster contained herein are true and correct and that the covenants of Webster contained herein have been performed in all material respects. During the period from the date of this Agreement to the Effective Time, Webster will cause one or more of its designated representatives to confer monthly with representatives of DS Bancor and to report the general status of the ongoing operations of Webster, Webster Bank, and DS Bancor. DS Bancor will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentially agreement which DS Bancor entered into with Webster.

         (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

         (d) DS Bancor shall provide Webster with true, correct and complete copies of all financial and other information provided to directors of DS Bancor in connection with meetings of its Board of Directors or committees thereof, which information shall be provided to Webster concurrently with its provision to directors of DS Bancor.


    6.3  SHAREHOLDER MEETINGS.

    DS Bancor shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders within 35 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger (the "Special Meeting"). Management and the Board of Directors of DS Bancor shall recommend to DS Bancor's shareholders approval of this Agreement and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby, unless the Board of Directors of DS Bancor, following receipt of written advice of DS Bancor's legal counsel, reasonably determines that such recommendation or opposition, as the case may be, would constitute a breach of the exercise of its fiduciary duty. Webster shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders within 35 days after the Registration Statement becomes effective for the purpose of voting to approve the issuance of the Webster Common Stock pursuant to this Agreement and, through its Board of Directors, shall recommend to its shareholders approval of such issuance. DS Bancor and Webster shall coordinate and cooperate with respect to the foregoing matters.


    6.4  LEGAL CONDITIONS TO MERGER.

    Each of Webster and DS Bancor shall use their reasonable best efforts
(a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger or the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by DS Bancor or Webster in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.


    6.5  PUBLICATION OF COMBINED FINANCIAL RESULTS.

    Webster shall use its best efforts to publish as soon as possible but no later than 30 business days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.


    6.6  STOCK EXCHANGE LISTING.

    Webster shall cause the shares of Webster Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on the Nasdaq National Market (or such other exchange on the which the Webster Common Stock has become listed, or approved for listing) prior to or at the Effective Time.


    6.7  EMPLOYEE PLANS.

         (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Webster or Webster Bank, as applicable, (other than Webster's employee stock ownership plan), individuals who are employees of DS Bancor or Derby at the Effective Time will be credited with periods of service with DS Bancor or Derby before the Effective Time as if such service had been with Webster or Webster Bank, as applicable. Similar credit shall also be given by Webster or Webster Bank in calculating other retirement plan, vacation and similar benefits for such employees of DS Bancor or Derby after the Merger.

         (b) Webster and Webster Bank will follow the DS Bancor and Derby severance policy as to employees of DS Bancor or Derby whose employment is terminated in connection with the Merger either because an employee's position is eliminated or an employee is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities) within six months of the Effective Time of the Merger (except for such employees who have existing employment or severance agreements or whose employment is terminated for non-performance, cause or like reason). Payments under such policy will be based on one week of base salary (or one week of average weekly hourly wages, calculated on a weekly average basis for the quarter ended June 30, 1996 in the case of hourly employees) for each full year of employment with DS Bancor or Derby with a minimum of four weeks, up to an aggregate of 39 weeks for employees with the rank of vice president or above, and up to an aggregate of 26 weeks for all other employees, with payments to be made upon employment termination.

         (c) It is the intent of Webster and Webster Bank in connection with reviewing applicants for employment positions to give DS Bancor, Inc. or Derby Saving Bank employees who are not offered positions at the Effective Time the same consideration as is afforded Webster or Webster Bank employees for such position in accordance with existing formal or informal policies.


    6.8  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

         (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of DS Bancor or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of DS Bancor, any of the DS Bancor Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the DGCL and the Certificate of Incorporation and By-Laws of DS Bancor. It is understood and agreed that after the Effective Time, Webster shall indemnify and hold harmless, as and to the fullest extent permitted by the DGCL and the Certificate of Incorporation and By-Laws of Webster, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Webster; PROVIDED, HOWEVER, that (1) Webster shall have the right to assume the defense thereof and upon such assumption Webster shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Webster elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Webster and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Webster, and Webster shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Webster shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, and (3) Webster shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Webster shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) Webster would be permitted to advance such expenses pursuant to the DGCL and Webster's Certificate of Incorporation or By-Laws, and (ii) Webster receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by Webster pursuant to the DGCL and Webster's Certificate of Incorporation or By-Laws. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Webster thereof, provided that the failure to so notify shall not affect the obligations of Webster under this Section 6.8 except to the extent such failure to notify materially prejudices Webster. Webster's obligations under this Section 6.8 continue in full force and effect for a period of twelve years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

         (b) Webster shall use best efforts to cause the persons serving as officers and directors of DS Bancor immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy ("DS Bancor Tail Insurance") maintained by DS Bancor (provided that Webster may substitute therefor policies of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such for an aggregate premium cost for the DS Bancor Tail Insurance of $200,000 and for a period not greater than four years but in no event (even if the premium cost exceeds $200,000) less than two years.

         (c)  In the event Webster or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Webster assume the obligations set forth in this section.

         (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives after the Effective Time.


    6.9  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

    As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter), Webster will deliver to DS Bancor and DS Bancor will deliver to Webster their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act. Each party shall deliver to the other any Current Reports on Form 8-K promptly after filing such reports with the SEC. As soon as reasonably available, but in no event later than March 31, 1997 (if this Agreement is still in effect and the Merger has not been consummated by that date), DS Bancor will deliver to Webster and Webster will deliver to DS Bancor its Annual Report on Form 10-K for the fiscal year ending December 31, 1996, as filed with the SEC under the Exchange Act.


    6.10 ADDITIONAL AGREEMENTS.

    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or the Bank Merger Agreement, or to vest the Surviving Corporation or Webster Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors or each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Webster.


    6.11 ADVICE OF CHANGES.

    Webster and DS Bancor shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by DS Bancor or Webster, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.


                                          40

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

    6.12 CURRENT INFORMATION.

    During the period from the date of this Agreement to the Effective Time, DS Bancor will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Webster and to report the general status of the ongoing operations of DS Bancor and each DS Bancor Subsidiary. DS Bancor will promptly notify Webster of any material change in the normal course of business or in the operation of the properties of DS Bancor or any DS Bancor Subsidiary and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving DS Bancor or any DS Bancor Subsidiary, and will keep Webster fully informed of such events.


    6.13 EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT.

    Prior to the Effective Time, (a) Webster shall (i) cause the Board of Directors of Webster Bank to approve the Bank Merger Agreement, and (ii) cause Webster Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of Webster Bank, and (b) DS Bancor shall (i) cause the Board of Directors of Derby to approve the Bank Merger Agreement, (ii) cause Derby to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole shareholder of Derby.


    6.14 CHANGE IN STRUCTURE.

    In the event that Webster elects to change the structure of the Bank Merger, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. Such revised structure may include but is not limited to providing (i) for Derby or Webster Bank to convert its charter, or (ii) for Derby or Webster to change insurance funds covering its deposits from or to BIF or SAIF, or (iii) for Derby to merge into Webster Bank with either as the surviving bank. Webster may also change the corporate name of Webster Bank to such other name as the Board of Directors of Webster may select. Webster may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no material adverse federal income tax consequences to the DS Bancor shareholders as a result of such modification, (ii) the consideration to be paid to the DS Bancor shareholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not be reasonably likely to delay materially or jeopardize receipt of any required regulatory approvals. In such events, Webster shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Webster and DS Bancor agree to cooperate fully with each other to effect such amendments.

                                     ARTICLE VII
                                 CONDITIONS PRECEDENT

    7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

    The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a)  SHAREHOLDER APPROVALS.

         This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of DS Bancor Common Stock entitled to vote thereon. The issuance of the Webster Common Stock in the Merger shall have been approved by the affirmative vote of a majority of shares of Webster Common Stock voted at a meeting where a quorum is present.

         (b)  STOCK EXCHANGE LISTING.

         The shares of Webster Common Stock which shall be issued in the Merger (including the Webster Common Stock that may be issued upon exercise of the options referred to in Section 1.6 hereof) upon consummation of the Merger shall have been authorized for quotation on the Nasdaq National Market (or such other exchange on which the Webster Common Stock may become listed).

         (c)  OTHER APPROVALS.

         All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Bank Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"). No Requisite Regulatory Approval shall contain a non-customary condition that is reasonably determined by the parties hereto to be burdensome.

         (d)  REGISTRATION STATEMENT.

         The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e)  NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.

         No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger.

         (f)  FEDERAL TAX OPINION.

         Webster and DS Bancor shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and from Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), DS Bancor's special tax counsel, respectively, an opinion, in form and substance reasonably satisfactory to Webster and DS Bancor, respectively, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger (either above or in conjunction with the Subsidiary Merger) and the Bank Merger will be treated for Federal income tax purposes as reorganizations within the meaning of Section 368 of the Code. In rendering such opinion, such counsel may require and, to the extent such counsel deems necessary or appropriate, may rely upon representations made in certificates of officers of DS Bancor, Webster, Merger Sub, their respective affiliates and others.


    7.2  CONDITIONS TO OBLIGATIONS OF WEBSTER AND MERGER SUB.

    The obligation of Webster and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Webster at or prior to the Effective Time of the following conditions:

         (a)  REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of DS Bancor set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that, for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on DS Bancor. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. Webster shall have received a certificate signed on behalf of DS Bancor by the Chief Executive Officer and the Chief Financial Officer of DS Bancor to the foregoing effect.

         (b)  PERFORMANCE OF COVENANTS AND AGREEMENTS OF DS BANCOR.

         DS Bancor shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

Webster shall have received a certificate signed on behalf of DS Bancor by the Chief Executive Officer and the Chief Financial Officer of DS Bancor to such effect.

         (c)  CONSENTS UNDER AGREEMENTS.

         The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or Webster Bank pursuant to the Merger or the Bank Merger, as the case may be, to any obligation, right or interest of DS Bancor or any Subsidiary of DS Bancor under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on the Surviving Corporation.

         (d)  NO PENDING GOVERNMENTAL ACTIONS.

         No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (e)  LEGAL OPINION.

         Webster shall have received the opinions of Hogan & Hartson L.L.P. (as to federal banking and securities laws, and Delaware corporate law), and Hoyle & Sponheimer (as to Connecticut law), counsel to DS Bancor, dated the Closing Date, as to such matters as Webster may reasonably request. As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of DS Bancor, and of public officials reasonably acceptable to Webster.

         (f)  ACCOUNTANT'S COMFORT LETTER.

         DS Bancor shall have caused to be delivered on the respective dates thereof to Webster "comfort letters" from DS Bancor's independent public accountants dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to Webster and DS Bancor, with respect to DS Bancor's financial data presented in the Proxy Statement/Prospectus, which letters shall be based upon Statements on Auditing Standards Nos. 72 and 76.

         (g)  POOLING OF INTERESTS.

         Webster shall have promptly received opinions of KPMG Peat Marwick LLP, independent accountants, dated (i) within two weeks of the date hereof and
(ii) not less than 20 days nor more than 40 days prior to the Effective Time to the effect that the Merger will be accounted for as a pooling of interests and such opinion shall not have been withdrawn. The foregoing shall not apply in the event that Webster prior to the effectiveness of the Registration

Statement advises DS Bancor that as a result of actions taken or to be taken by Webster subsequent to the date hereof the Merger is to be accounted for as a purchase.


    7.3  CONDITIONS TO OBLIGATIONS OF DS BANCOR.

    The obligation of DS Bancor to effect the Merger is also subject to the satisfaction or waiver by DS Bancor at or prior to the Effective Time of the following conditions:

         (a)  REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of Webster set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Webster. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. DS Bancor shall have received a certificate signed on behalf of Webster by the Chief Executive Officer and the Chief Financial Officer of Webster to the foregoing effect.

         (b)  PERFORMANCE OF OBLIGATIONS OF WEBSTER.

         Webster and Merger Sub shall have each performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. DS Bancor shall have received a certificate signed on behalf of Webster by the Chief Executive Officer and the Chief Financial Officer of Webster to such effect.

         (c)  CONSENTS UNDER AGREEMENTS.

         The consent or approval of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Webster or Webster Bank is a party or is otherwise bound shall have been obtained.

         (d)  NO PENDING GOVERNMENTAL ACTIONS.

         No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (e)  LEGAL OPINION.

         DS Bancor shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., counsel to Webster, dated the Closing Date, as to such matters as DS Bancor may reasonably request. As to any matter in such opinion which involves matters of fact or matters relating to laws (other than Federal banking and securities law and Delaware corporate law), such counsel may rely upon the certificates of officers and directors of Webster and of public officials and opinions of local counsel, reasonably acceptable to DS Bancor.

         (f)  FAIRNESS OPINION.

         DS Bancor shall have received an opinion from Alex. Brown & Sons Incorporated that the transactions contemplated by this Agreement and the consideration to be received by holders of DS Bancor Common Stock are fair from a financial point of view to the holders of DS Bancor Common Stock, which opinion shall be dated as of the date of this Agreement and delivered concurrently with its execution. In the event that Webster shall exercise its option to treat the Merger as a purchase rather than pooling of interest for accounting purposes, DS Bancor shall have received a fairness opinion from Alex. Brown & Sons Incorporated with respect to such purchase transaction not later than the date of the proxy statement transmitted to DS Bancor stockholders which includes such opinion.


                                     ARTICLE VIII
                              TERMINATION AND AMENDMENT

    8.1  TERMINATION.

    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of DS Bancor or Webster, if applicable:

         (a) by mutual consent of Webster and DS Bancor in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either Webster or DS Bancor upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, PROVIDED, HOWEVER, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (c) by either Webster or DS Bancor if the Merger shall not have been consummated on or before June 30, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) by either Webster or DS Bancor (provided that the terminating party is not in breach of its obligations under Section 6.3) if the approval of the shareholders of DS Bancor or any approval of the shareholders of Webster required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

         (e) by either Webster or DS Bancor (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

         (f) by either Webster or DS Bancor (provided that the terminating party is not then in breach of any representations, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing; and

         (g) by Webster, if the management of DS Bancor or its Board of Directors, for any reason, (i) fails to call and hold within 35 days of the effectiveness of the Registration Statement a special meeting of DS Bancor's shareholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby, unless the Board of Directors of DS Bancor, following receipt of written advice of DS Bancor's legal counsel, reasonably determines that said recommendation would constitute a breach of the exercise of its fiduciary duty, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement, unless the Board of Directors of DS Bancor, following receipt of written advice of DS Bancor's legal counsel, reasonably determines that such opposition would constitute a breach of the exercise of its fiduciary duty or
(iv) violates Section 5.1(e) of this Agreement or would have violated Section 5.1(e) but for the fiduciary duty exception.

         (h) by DS Bancor, upon written notice delivered to Webster, if the Base Period Trading Price shall be less than $28.00 unless Webster elects (by written instrument delivered to DS Bancor within two (2) calendar days after receipt of notice from DS Bancor that DS Bancor elects to terminate the Agreement pursuant to this Subsection 8.1(h)) that the Exchange Ratio shall be equal the number resulting from dividing $38.22 by the Base Trading Price.


    8.2  EFFECT OF TERMINATION.

    In the event of termination of this Agreement by either Webster or DS Bancor as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentences of Sections 6.2(a) and 6.2(b) and Sections, 8.2, 8.3, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.


    8.3  AMENDMENT.

    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of DS Bancor or Webster (if required); PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by DS Bancor's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to DS Bancor shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


    8.4  EXTENSION; WAIVER.

    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                      ARTICLE IX
                                  GENERAL PROVISIONS

    9.1  CLOSING.

    Subject to the terms and conditions of this Agreement and the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the main offices of Webster on (i) the fifth day after the last Requisite Regulatory Approval is received and all applicable waiting periods have expired, (ii) if elected by Webster, the last business day of the month in which the date specified in the immediately preceding clause occurs (provided such Closing occurs not more than 15 days after the date specified in the immediately preceding clause), or (iii) such other date, place and time as the parties may agree (the "Closing Date").


    9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.


    9.3  EXPENSES; BREAKUP FEE.

    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except (i) as otherwise provided in this paragraph, (ii) the costs and expenses of printing the Proxy Statement/Prospectus shall be shared equally by the parties, and (iii) all filing and other fees paid to the SEC in connection with this Agreement shall be borne by Webster. In the event that this Agreement is terminated by either Webster or DS Bancor by reason of a material breach pursuant to Section 8.1(e) or (f) hereof or by Webster pursuant to Section 8.1(g) hereof, the other party shall pay all documented, reasonable costs and expenses up to $500,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby plus a breakup fee of $250,000. In the event that this Agreement is terminated by either Webster or DS Bancor under Section 8.1(d) by reason of the other party's shareholders not having given any required approval, such other party shall pay all documented, reasonable costs and expenses up to $500,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby.

    9.4  NOTICES.

    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to Webster, to:
         Webster Plaza
         145 Bank Street
         Waterbury, Connecticut 06702
         Attn:     James C. Smith
                   Chairman, President and Chief Executive Officer

         with a copy (which shall not constitute notice) to:

         Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
         One Financial Center
         Boston, MA  02111
         Attn:  Stanford N. Goldman, Jr., Esq.

    and

    (b)  if to DS Bancor, to:

         DS Bancor
         33 Elizabeth Street
         Derby, CT 06418
         Attn:     Harry P. DiAdamo, Jr.
                   President, Treasurer, and Chief Executive Officer

         with a copy (which shall not constitute notice) to:

         Hogan & Hartson L.L.P.
         555 Thirteenth Street, N.W.
         Washington, DC 20004
         Attn:  Stuart Stein, Esq.


    9.5  INTERPRETATION.

    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to
this Agreement unless otherwise indicated.   The table of contents and headings
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    9.6  COUNTERPARTS.

    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


    9.7  ENTIRE AGREEMENT.

    This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the confidentiality agreement dated August 7, 1996, entered into between DS Bancor and Webster, the Bank Merger Agreement, the Option Agreement and the Stockholder Agreement.


    9.8  GOVERNING LAW.

    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.


    9.9  ENFORCEMENT OF AGREEMENT.

    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


    9.10 SEVERABILITY.

    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.11 PUBLICITY.

    Except as otherwise required by law or the rules of Nasdaq National Market (or such other exchange on which the Webster Common Stock may become listed), so long as this Agreement is in effect, neither Webster nor DS Bancor shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, the Bank Merger Agreement, the Option Agreement or the Stockholder Agreement without the consent of the other party, which consent shall not be unreasonably withheld.


    9.12 ASSIGNMENT; LIMITATION OF BENEFITS.

    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.


    9.13 ADDITIONAL DEFINITIONS.

    In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

    "AFFILIATED PERSON": any director, officer or 5% or greater shareholder, spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

    "LAWS": any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

    "MATERIAL ADVERSE EFFECT": with respect to Webster or DS Bancor, means a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, business or properties of Webster or DS Bancor and its respective Subsidiaries, taken as a whole (other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof, or

(ii) decreases in capital under Financial Accounting Standards No. 115 attributable to general increases in interest rates), or (B) the ability of Webster or DS Bancor to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and, in the case of DS Bancor, the Option Agreement.

    "SUBSIDIARY": with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

    IN WITNESS WHEREOF, Webster, Merger Sub and DS Bancor have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                       WEBSTER FINANCIAL CORPORATION

ATTEST:

By: /s/ Lee A. Gagnon                  By:  /s/ James C. Smith
    ------------------------------          ----------------------------------
    Lee A. Gagnon                           James C. Smith
    Secretary                               Chairman, President and Chief
                                            Executive Officer


                                       WEBSTER ACQUISITION CORP.

ATTEST:

By: /s/ Lee A. Gagnon                  By:  /s/ James C. Smith
    ------------------------------          ----------------------------------
    Lee A. Gagnon                           James C. Smith
    Secretary                               Chairman, President and Chief
                                            Executive Officer


                                       DS BANCOR

ATTEST:

By: /s/ Ann Mester                     By:  /s/ Harry P. DiAdamo, Jr.
    ------------------------------          ----------------------------------
    Ann Mester                              Harry P. DiAdamo, Jr.
    Secretary                               President, Treasurer, and Chief
                                            Executive Officer


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                                         E-58